EXHIBIT 23.1

                CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 1998, except as to Note 13 which is as of March 20, 1998, which appears on page 28 of the 1997 Annual Report to Shareholders of Millennium Chemicals Inc.'s which is incorporated by reference in the Millennium Chemicals Inc's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference to our report on Supplemental Financial Information and the Financial Statement Schedule, which appears on page F-1 of such Annual Report on Form 10-K.



PRICE WATERHOUSE LLP


Morristown, New Jersey
May 15, 1998.